EXHIBIT 10.9P

February 22, 2005

Thomas H. Silberg

18776 Bernardo Trails Drive

San Diego, CA 92128

Re:    Key Employee Agreement

Dear Tom:

By our signatures below, we hereby agree that effective as of February 22, 2005, this Amendment to Offer Letter amends that certain Offer Letter, dated as of April 14, 2004, with respect to the following paragraph and its terms:

“If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) in either case within 12 months after a Change of Control, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested stock option shares will be accelerated so as to vest as of the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.”

The paragraph above shall be terminated and superseded in its entirety by the following paragraphs and their terms:

“If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) in either case within 12 months after a Change of Control, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to one year of your base salary in effect at the time of termination, the vesting for 100% of the unvested stock option shares will be accelerated so as to vest as of the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

1.

All severance provisions provided in this offer letter are subject to you and the Company entering into a final separation agreement containing the Company’s standard form of release of claims in favor of the Company (attached to the Amendment to Offer Letter on Exhibit D) and other standard provisions, including without limitation, those relating to non-solicitation of Company employees, non-disparagement, confidentiality and COBRA payments by the Company that extend your and your dependents (if any) existing health, vision and dental insurance for a term equal to the shorter of: (a) the number of months of severance base salary that you receive (i.e., 6 or 12 months), and (b) the date that you are eligible to receive such benefits from your subsequent employer.”

Sincerely,

/s/ John Scarlett	/s/ Thomas H. Silberg
John A. Scarlett	Thomas H. Silberg
Chief Executive Officer and President

23 Feb 05	2/23/05
Date	Date

2.

EXHIBIT D

STANDARD FORM OF RELEASE PROVISIONS

1. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee, on his/her own behalf, and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“the Releasees”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

2. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that:

(a) He/she should consult with an attorney prior to executing this Agreement;

(b) He/she has up to twenty-one (21) days within which to consider this Agreement;

(c) He/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

3. Civil Code Section 1542. Employee represents that he/she is not aware of any claim by him/her other than the claims that are released by this Agreement. Employee acknowledges that he/she has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

4. No Pending or Future Lawsuits. Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

5. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he/she shall not be entitled to any employment within the Company, its subsidiaries and he/she hereby waives any right, or alleged right, of employment or re-employment with the Company or its subsidiaries.